For more information, please contact:
Cadence Investor Relations
408-944-7100
Investor_relations@cadence.com

Cadence Announces $100 Million Accelerated Share Repurchase Agreement

SAN JOSE, Calif., June 21, 2022—Cadence Design Systems, Inc. (Nasdaq: CDNS) today announced that it has entered into an accelerated share repurchase (ASR) agreement with Royal Bank of Canada to repurchase an aggregate of $100 million of Cadence common stock.

Under the ASR agreement, Cadence will receive an initial share delivery of approximately 489,000 shares, with the remainder, if any, to be settled in the third quarter of 2022 upon completion of the repurchases. The final number of shares that Cadence will repurchase under the ASR agreement will be based on Cadence’s daily volume-weighted average share prices during the term of the ASR agreement, less a discount.

About Cadence
Cadence is a pivotal leader in electronic systems design, building upon more than 30 years of computational software expertise. The company applies its underlying Intelligent System Design™ strategy to deliver software, hardware and IP that turn design concepts into reality. Cadence customers are the world’s most innovative companies, delivering extraordinary electronic products from chips to boards to complete systems for the most dynamic market applications, including hyperscale computing, 5G communications, automotive, mobile, aerospace, consumer, industrial and healthcare. For eight years in a row, Fortune magazine has named Cadence one of the 100 Best Companies to Work For. Learn more at cadence.com.

Forward-Looking Statements
This document contains forward-looking statements, including statements regarding the timing and amount of shares repurchased under the ASR agreement. Forward-looking statements are based on current expectations and preliminary assumptions that are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside Cadence’s control, including, among others: (i) the market price of Cadence common stock during the repurchase period; (ii) the ability of Royal Bank of Canada to buy or borrow shares of Cadence common stock; (iii) the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry; and (iv) corporate and regulatory requirements. For a detailed discussion of other cautionary statements related to Cadence, please refer to Cadence’s filings with the U.S. Securities and Exchange Commission, which include Cadence’s most recent reports on Form 10-K and Form 10-Q, including Cadence’s future filings.
# # #
© 2022 Cadence Design Systems, Inc. All rights reserved worldwide. Cadence, the Cadence logo and the other Cadence marks found at www.cadence.com/go/trademarks are trademarks or registered trademarks of Cadence Design Systems, Inc. All other trademarks are the property of their respective owners.

Category: Featured